EXHIBIT 11
                           ASR INVESTMENTS CORPORATION
                        CALCULATION OF EARNINGS PER SHARE
                FOR THE QUARTERS AND YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                           1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER      YEAR
                                         ------------- ------------- ------------- ------------- ------------
PRIMARY EARNINGS PER SHARE
Number Average common shares outstanding  3,154,495     3,154,495     3,155,256     3,148,165     3,153,095
                                         ============= ============= ============= ============= ============
Net Income ..............................$2,340,000    $3,326,000    $2,092,000    $1,083,000    $8,841,000
Primary Earnings per Share ..............$     0.74    $     1.05    $     0.66    $     0.35    $     2.80
                                         ============= ============= ============= ============= ============

FULLY DILUTED EARNINGS PER SHARE
Number Average common shares outstanding  3,154,495     3,154,495     3,155,256     3,148,165     3,153,095
                                         ------------- ------------- ------------- ------------- ------------
Exercisable, in the money, stock options    147,329       159,398       169,417       184,452       170,492
                                         ------------- ------------- ------------- ------------- ------------
  Total Shares .......................... 3,301,824     3,313,893     3,324,673     3,333,617     3,323,587
                                         ============= ============= ============= ============= ============
Net Income, as adjusted .................$2,494,900    $3,480,900    $2,246,900    $1,237,900    $9,460,600
Fully Diluted Earnings per Share  .......$     0.76    $     1.05    $     0.68    $     0.37    $     2.85
                                         ============= ============= ============= ============= ============